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EXHIBIT 16.1

May 5, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 5, 2000 of ITC Learning
Corporation and are in agreement with the statements contained in paragraphs one and three through six on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained in paragraphs two, seven and eight on page 1 of the above referenced filing.

                                                     /s/ Ernst & Young LLP